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                                                                    EXHIBIT 99.A


                                    EXHIBIT A

                       EXECUTIVE OFFICERS AND DIRECTORS OF
                               WHITECROSS LIMITED

         The following sets forth information with respect to the executive officers and directors of Whitecross Limited.

         PREMIER MANAGEMENT LIMITED is a West Indies entity and is the address of its principal office is P.O. Box 556, Main Street, Charlestown, Nevis, West Indies. Premier Management Limited is a director of Whitecross. Premier Management Limited has no occupation because it is an entity.

         PREMIER ADMINISTRATION LIMITED is a West Indies entity and is the address of its principal office is P.O. Box 556, Main Street, Charlestown, Nevis, West Indies. Premier Administration Limited is a director of Whitecross. Premier Administration Limited has no occupation because it is an entity.

         PREMIER SECRETARIAL SERVICES LIMITED is a Turks and Caicos Islands entity and is the address of its principal office is Britanaic House, Providenciales, Turks and Caicos Islands B.W.I.. Premier Secretarial Services Limited is the Secretary of Whitecross. Premier Secretarial Services Limited has no occupation because it is an entity.